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                                                                  EXHIBIT 10.4.1

                                 FIRST AMENDMENT
                                     TO THE
                               U.S. REALTEL, INC.
                       1999 EMPLOYEE EQUITY INCENTIVE PLAN


         U.S. RealTel, Inc. (the "Company") hereby promulgates the following First Amendment to the U.S. RealTel, Inc. 1999 Employee Equity Incentive Plan (the "Plan") as previously adopted by the Company on April 20, 1999.

         Effective as of March 20, 2002, the Plan shall be amended as follows:

         (1) Section 3(a) shall be amended by substituting the number 3,200,000 for the number 484,655 in each place said number appears in Section 3(a), in order that Section 3(a) of the Plan provide as follows:

         (a) 3,200,000 shares of Stock are hereby made available and are reserved for delivery on account of the exercise of Awards (including stock appreciation rights) and payment of benefits in connection with Awards under the Plan. Stock appreciation rights may be granted under the Plan with respect to 3,200,000 shares of Stock. Performance Units may be granted under the Plan based on 3,200,000 shares of Stock. No more than 3,200,000 shares shall be cumulatively available for the grant of Bonus Shares and Restricted Stock under the Plan. Such shares may be treasury shares or newly issued shares, as may be determined from time to time by the Board or the Committee.

         (2)      A Section 3(c) shall be added to the Plan as follows:

                  (c) The number of shares of Stock available and reserved for delivery on account of the exercise of Awards and payment of benefits in connection with Awards, as specified in Section 3(a) (including with respect to stock appreciation rights, Performance Units, Bonus Shares and Restricted Stock) shall automatically be increased on the first day of each calendar year, commencing on January 1, 2003, to that number of shares equal to (i) thirty percent (30%) of the Diluted Shares Outstanding as of the particular January 1st less (ii) the number of shares specified in Section 3(a); provided that such annual automatic increases shall not cumulatively exceed 1,800,000 shares of Stock, so that the maximum number of shares of Stock which may become available and reserved for delivery on account of the exercise of Awards and payment of benefits in connection with Awards shall be 5,000,000. For purposes of this Section 3(c), "Diluted Shares Outstanding"
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                           shall mean, as of any January 1st, the sum of (i) the
                           number of outstanding shares of common stock of the Company on such date, (ii) the number of shares of common stock issuable on such date assuming the conversion of all outstanding preferred stock and convertible debt securities of the Company, (iii) the exercise of all outstanding stock purchase warrants and (iv) the additional number of dilutive common stock equivalent shares outstanding as the result of options or other Awards outstanding on such date.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed on its behalf by the undersigned officer of the Company, as duly authorized by its Board of Directors, as of the 20th day of March, 2002.


                                      U.S. REALTEL, INC.



                                      By:
                                         ---------------------------------
                                                     Chairman

ATTEST:



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